Exhibit 99.1

Summary of Non-Binding Indicative Term Sheet For New Senior Preferred Units

Ferrellgas, L.P. (the “Company”) expects to issue $700.0 million aggregate liquidation preference of a newly created series of redeemable preferred units (the “New Senior Preferred Units”), with the powers, preferences and other rights as summarized below. The New Senior Preferred Units will be sold through a private placement to certain institutional investors. The terms of the New Senior Preferred Units described herein is intended as a summary of the non-binding indicative term sheet entered into with certain parties and are subject to change, and there can be no assurance that the closing of the offering of the New Senior Preferred Units will occur on the terms described herein or at all.

Distributions

The Company will pay to the holders of each New Senior Preferred Unit a cumulative, quarterly distribution (the “Quarterly Distribution”) at the Distribution Rate (as defined below) on the unit purchase price of such New Senior Preferred Unit, which will be $1000 per unit (the “Unit Purchase Price”).

“Distribution Rate” means, for the first five years after the issuance date of the New Senior Preferred Units (the “Issuance Date”), a rate per annum equal to the greater of (i) 8.625% or (ii) 287.5 basis points greater than the "yield to worst" (as defined in accordance with industry custom for such type of indebtedness not to exceed 11.125%) of the weighted average of the unsecured notes (the “New High Yield Notes”) issued by the Company in connection with the issuance of the New Senior Preferred Units, with certain increases in the Distribution Rate on each of the 5th, 6th and 7th anniversaries of the Issuance Date.

Any Distribution Rate greater than 8.625% on the Issuance Date is referred to as a "Yield to Worst Adjusted Rate."

The Quarterly Distribution will be paid in cash; provided, that the Company may, at its option in its sole discretion, pay any of the Quarterly Distribution "in kind" through the issuance of additional New Senior Preferred Units (“PIK Units”) at the quarterly Distribution Rate plus an applicable premium that escalates each year from 75bps to 300 bps so long as the New Senior Preferred Units remain outstanding (“PIK Penalties”).

In the event the Company fails to make any Quarterly Distribution in cash, such Quarterly Distribution will automatically be paid in PIK Units. The Redemption Price for any PIK Unit will equate to an amount that solves for an internal rate of return (“IRR”) of 12% (or such higher applicable IRR depending on the interest rate of the New High Yield Notes.

The Distribution Rate on the New Senior Preferred Units will increase upon violation of certain protective provisions for the benefit of New Senior Preferred Unit holders, subject to certain exceptions.

Tax Distributions

For any quarter in which the Company makes a Quarterly Distribution in PIK Units in lieu of cash, it shall make cash distributions for such quarter in an amount equal to the (i) the lower of (x) 25% and (y) the highest combined federal, state and local tax rate applicable for corporations, multiplied by (ii) the income allocated for such quarter (such amount, the "Tax Distribution"). Tax Distributions are treated as advances against, and reduce, future cash distributions of Quarterly Distributions and Additional Amounts (as defined below) and/or the Redemption Price (as defined below).

Additional Amounts for Certain Purchasers

The Company will pay additional amounts of cash (the “Additional Amounts”) as necessary to certain purchasers of New Senior Preferred Units that are holding their interests through Blockers (as defined below), provided, however, the Company will not be obligated to pay Additional Amounts with respect to more than 56% of all New Senior Preferred Units allocated to such purchasers.

In the event of a partial redemption of New Senior Preferred Units held by Blockers, the calculation of Additional Amounts will take such partial redemptions in account and the Additional Amounts will be reduced proportionately. A “Blocker” means a U.S. entity, owned and organized by certain original purchasers of New Senior Preferred Units who are non-residents or tax exempt for U.S. tax purposes, that is treated as a corporation for U.S. tax purposes. Only certain original purchasers of New Senior Preferred Units who hold their Preferred Units through Blockers are, and none of their transferees is, entitled to Additional Amounts.

Maturity

The New Senior Preferred Units do not have a maturity date.

Issuer Redemption Right

The Company will have the right to redeem all or a portion of the New Senior Preferred Units for cash, pro rata and at any time and from time to time, including in connection with a Change of Control (as defined herein), in an amount per New Senior Preferred Unit (the “Redemption Price”) equal to, without duplication, the sum of (a) the greater of (i) the amount necessary to result in a MOIC of 1.45x in respect of the Unit Purchase Price of such New Senior Preferred Unit and (ii) the amount necessary to result in the applicable IRR to be specified in the definitive documentation plus additional amounts in the event the Company elects to pay Quarterly Distribution in PIK Units in more than six (6) quarters. A partial redemption of the New Senior Preferred Units shall be permitted only in the event the aggregate amount to be paid in respect of all New Senior Preferred Units included in such partial redemption exceeds $25 million. The Redemption Price for any PIK Unit will equate to an amount that solves for the then applicable Minimum IRR for any quarter in which PIK Units are issued for the first six (6) quarters.

“MOIC” means, with respect to a New Senior Preferred Unit, a multiple on invested capital equal to the quotient determined by dividing (A) the sum of (x) the aggregate amount of all distributions made in cash with respect to such New Senior Preferred Unit prior to the applicable date of determination plus (y) each Redemption Price paid in cash in respect of such New Senior Preferred Unit, on or prior to the applicable date of determination, by (B) the Unit Purchase Price of such New Senior Preferred Unit.

Investor Redemption Right

In the event that (i) any New Class B Units of Ferrellgas Partners, L.P. (“Holdings”) are outstanding, or (ii) in the event that (x) no Holdings' New Class B Units are outstanding, and (y) the outstanding amount of the New Senior Preferred Units is less than or equal to $233.3 million, at any time on and after the later of (A) the tenth anniversary of the Issuance Date and (B) the date that is six months following the maturity of the New High Yield Notes at the time of original issuance (provided such New High Yield Notes have a maturity of approximately 10 years), to the extent the New Senior Preferred Units have not been fully redeemed prior to such time, the Required Holders may elect, by delivery of written notice, to have the Company fully redeem each remaining outstanding New Senior Preferred Unit for an amount in cash equal to the Redemption Price (as defined herein) of such Preferred Unit (“Mandatory Redemption Date”).

In the event that (i) no Holdings' New Class B Units are outstanding and (ii) the outstanding amount of New Senior Preferred Units is greater than $233.3 million, the Required Holders will have the right to trigger a sale of the Company after the tenth anniversary of the Issuance Date, to the extent the New Senior Preferred Units have not been fully redeemed prior to such time (the “Redemption Trigger”). If the Company fails to consummate a sale that would pay the Redemption Price in full within 180 days of written notice of the occurrence of the Redemption Trigger and request for payment of the Redemption Price, the Required Holders will have the right to appoint a majority of the members of the directors onto the board of directors of Ferrellgas, Inc. or such other relevant governing entity (the “Board”) and initiate a sale of the Company. The Company will agree to take all actions necessary to consummate such sale.

Change of Control

Upon a Change of Control (as to be defined in the relevant documents), the Required Holders will have the option to require the redemption of all or a portion of the New Senior Preferred Units in cash in an amount equal to the Redemption Price; provided, that such Redemption Price shall not be payable unless the Company shall have first made any required change of control offer pursuant to the indenture governing the New High Yield Notes and purchased all such New High Yield Notes tendered pursuant to such offer (unless otherwise waived by such noteholders); provided, further that the Redemption Price shall be paid immediately following the purchase of such tendered New High Yield Notes (if any).

Board Rights

For so long as at least 20% of the New Senior Preferred Units at initial issuance remain outstanding (without any upward adjustment for PIK Units), holders of the New Senior Preferred Units eligible to vote, voting separately as a class, will have the right to designate one (1) director onto the Board.

Protective Provisions

For so long as at least $35,000,000 of any New Senior Preferred Units remain outstanding, the partnership agreements of Holdings and the Company shall provide, among other things, certain covenants for the benefit of holders of New Senior Preferred Units applicable to the Company and in certain instances Holdings, including, without limitation, (i) limitations on effecting a Change of Control, (ii) amending organizational documents, (iii) issuing certain equity securities, (iv) issuing New Senior Preferred Units, (v) filing for bankruptcy, (vi) non-ordinary course investments, and (vii) limits on incurring certain levels of indebtedness.

Ranking and Liquidation Preference

The New Senior Preferred Units rank senior to any other class or series of the Company interests. Upon a liquidation, dissolution or winding up of Holdings or the Company, each holder of New Senior Preferred Units will be entitled to receive prior and in preference to any distribution of any assets of the Company to the holders of any other class or series of the Company interests, an amount per New Senior Preferred Unit owned by such holder equal to the Redemption Price.

Cash Distributions to Common Units

Commencing with the first full quarter ending after the Issuance Date, subject to compliance with all Quarterly Distribution obligations and so long as (i) the Company has previously redeemed each PIK Unit at the Redemption Price applicable to PIK Units and (ii) the Company's leverage (as to be defined in the relevant documents), but excluding Additional Amounts) is below 7.25x for the first four (4) quarters after the Issuance Date and 7.00x, thereafter (“Company Leverage Threshold”), after giving effect to such distribution, the Company will be permitted to make a distribution of Available Cash to the common units. For the avoidance of doubt, the Company may distribute Available Cash, without limit and in any manner, so long as it is in compliance with clauses (i) and (ii) above.

If the Company pays the Quarterly Distribution in cash, such Quarterly Distribution will be made to the extent of Available Cash.

“Available Cash” will be defined in the definitive documentation in a manner consistent with the existing limited partnership agreement of the Company.

Transfer Rights

Certain transfer restrictions will apply, which restrictions will be further defined in the applicable definitive documents.

- 5 -